EXHIBIT I

                                 CHAMPLAIN FUNDS

                        CERTIFICATE OF CLASS DESIGNATION

                              Institutional Shares


1.           CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS, OTHER EXPENSES

             Institutional Shares are sold without a load or sales charge and are not subject to a Rule 12b-1 fee.

2.           ELIGIBILITY OF PURCHASERS

             Institutional Shares are available to individual and institutional investors and may require a minimum initial investment (as described in the prospectus).

3.           EXCHANGE PRIVILEGES

             Institutional Shares of each Fund may be exchanged for Institutional Shares of each other Champlain Fund in accordance with the procedures disclosed in each Fund's prospectus and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.           VOTING RIGHTS

             Each shareholder of Institutional Shares will have one vote for each full Institutional Share held and a fractional vote for each fractional Institutional Share held. Shareholders of Institutional Shares will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Institutional Shares (such as a distribution plan or service agreement relating to Institutional Shares), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the shareholders of Institutional Shares differ from the interests of holders of any other class.

5.           CONVERSION RIGHTS

             Institutional Shares do not have a conversion feature.



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                                                                       EXHIBIT J

                                 CHAMPLAIN FUNDS

                        CERTIFICATE OF CLASS DESIGNATION

                                 Advisor Shares


1.           CLASS-SPECIFIC DISTRIBUTION ARRANGEMENTS, OTHER EXPENSES

             Advisor Shares are sold without a load or sales charge but may be subject to a Rule 12b-1 fee. The Trust, on behalf of each Fund, will make monthly payments to the distributor under the distribution plan approved by the Board of Trustees at an annual rate of up to 0.25% of the Fund's average daily net assets attributable to Advisor Shares.

2.           ELIGIBILITY OF PURCHASERS

             Advisor Shares are available to individual and retail customers and may require a minimum initial investment (as described in the prospectus).

3.           EXCHANGE PRIVILEGES

             Advisor Shares of each Fund may be exchanged for Advisor Shares of each other Champlain Fund in accordance with the procedures disclosed in each Fund's prospectus and subject to any applicable limitations resulting from the closing of Funds to new investors.

4.           VOTING RIGHTS

             Each shareholder of Advisor Shares will have one vote for each full Advisor Share held and a fractional vote for each fractional Advisor Share held. Shareholders of Advisor Shares will have exclusive voting rights regarding any matter submitted to shareholders that relates solely to Advisor Shares (such as a distribution plan or service agreement relating to Advisor Shares), and will have separate voting rights on any other matter submitted to shareholders in which the interests of the shareholders of Advisor Shares differ from the interests of holders of any other class.

5.           CONVERSION RIGHTS

             Advisor Shares do not have a conversion feature.